Exhibit 10.4

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into as of March 1, 2003 (the "EFFECTIVE DATE"), by and between NuWay Medical, Inc., a Delaware corporation ("COMPANY"), whose address is 23461 South Pointe Drive, Suite 200, Laguna Hills, California 92653, and Joseph Provenzano ("EXECUTIVE"), an individual with reference to the following:

         A. Executive has certain skills and abilities in the business in which Company engages.

         B. Company wishes to employ Executive, and Executive wishes to accept employment with Company, all on the terms and subject to the conditions set forth in this Agreement.

         Accordingly, the parties agree as follows:

1. EFFECTIVE DATE AND TERM. Unless sooner terminated as provided in this Agreement, including as a result of Company's early termination of this Agreement as provided in SECTION 4 below, Company shall employ Executive for a term commencing on the Effective Date and expiring on the Fifth anniversary of the Effective Date (the "EXPIRATION DATE"). This Agreement shall in all respects terminate on the Expiration Date, except for those obligations of either party that are expressly stated to continue after such time. The period beginning on the Effective Date and ending on the date Executive's employment under this Agreement actually terminates is referred to as the "TERM."

2. POSITION AND DUTIES.

2.1 GENERAL DUTIES. Executive shall serve Company as its Chief Information Officer (CIO), and in such capacity shall be Company's second most senior executive officer, as well as a member of the Board of Directors. Executive's duties shall be those, which are consistent with such titles. In carrying out his duties, Executive shall use Executive's best efforts, skills, judgment and abilities, and shall at all times promote Company's interests and perform and discharge well and faithfully those duties. Executive shall report directly to Company's President and the Board of Directors. In acting on Company's behalf, Executive shall observe and be governed by all of Company's rules and policies.


2.2 FULL TIME EMPLOYMENT. At all times during the Term, Executive shall devote Executive's business time, attention and energies to Company's business, and shall furnish services for Company and for its subsidiaries, affiliates and divisions. During the Term, Executive shall not engage in any activity that would materially interfere with or adversely affect Executive's performance of Executive's duties under this Agreement or which could reasonably be expected to be competitive with or adverse to the business of Company or any of its subsidiaries, affiliates or divisions.

2.3 PLACE OF PERFORMANCE. In connection with Executive's employment under this Agreement, Executive shall be based at Company's office located in Laguna Hills, California.

3.       COMPENSATION.

3.1 "COMPENSATION". "COMPENSATION" means the Base Salary (as defined below) and any bonus that Company is required to provide to Executive pursuant to this
SECTION 3.

3.2 BASE SALARY. Commencing on the Effective Date, Executive shall receive a base salary (as may be adjusted from time to time, the "BASE SALARY") of $10,900. per month. The Company has the option to pay the amount of $4900. in the form of stock as necessary. The balance of $6000. plus $400. auto expense must be paid in cash on a bi-weekly basis. The Company, acting in its sole and absolute discretion, may increase, but not decrease, the Base Salary.

3.3 BONUS. Executive shall be eligible to receive a performance bonus in an amount determined as the greater of the following: 3.3.1 As determined by the Board of Directors or, 3.3.2 By performance review by the Board of Directors measuring stated goals and accomplishments and by assigning a rating of 1 to 10, with 10 being highest. If this method is used, then the rating determined by the Board, during the first 60 days of the first calendar quarter of each year, for the prior calendar years work, shall be applied to the then current base salary, annualized, multiplied by 5%, and shall be payable to Executive, on or before the 120th day of the calendar quarter, in cash.

3.3.3 An amount equal to 1.5% of the increase in the Company's market capitalization from beginning of the year to the end of that same year.

3.4 BENEFITS. Executive shall be eligible to receive such other benefits, if any, as Company may, in its sole and absolute discretion, grant to Executive, but shall include the following: 3.4.1 Heath Insurance Premium Payments for Executive's Family Coverage 3.4.2 Car Allowance of $400 per month 3.4.3 Paid Vacation of not less than 2 weeks per year and an additional 1 weeks for each year of service. 3.4.4 Life insurance for the benefit of his estate, equal to 3 times his annual salary and disability insurance.

3.4.5 Participation in the Company's stock option plan as determined by the Plan Committee.

3.5 EXPENSES. Company shall reimburse Executive for all reasonable and ordinary expenses that Executive incurs or pays during the Term in performing Executive's services under this Agreement. Company shall, however, be required to make any such reimbursement only after Executive presents appropriate expense statements, vouchers or such other supporting information in accordance with Company's reimbursement policies, as Company may modify from time to time. In the event of a dispute over any business expense reimbursement, Company shall be obligated to notify Executive of any dispute, within 3 months of any reimbursement, or the expense shall be so classified.


3.6 PAYMENT OF COMPENSATION. All Compensation and other amounts payable to Executive under this Agreement, whether for a period during or after the Term, shall be paid in such installments and on such schedule as Company may from time to time implement for general payroll purposes, provided that the Base Salary shall be paid bi-weekly. Any Base Salary required to be paid to Executive upon a termination of Executive's employment in excess of amounts accrued through the Date of Termination (as defined below) shall be paid in the same manner that Base Salary is paid during the Term, but not more than 30 days from the Date of Termination. Any payments made by the Company shall be deemed to be applied to base compensation or bonus payments as the case may be and any payments made prior to the effective date of this Agreement shall not be applied to any calculations called for in this Agreement.

4. TERMINATION AND COMPENSATION UPON TERMINATION.

4.1      DEFINITIONS.

4.1.1 "DATE OF TERMINATION" has the following meaning: (a) in the case of a termination of Executive's employment pursuant to this Agreement due to Executive's death or Disability (as defined below), the date Executive dies or the time it is determined that Executive has suffered a Disability, as applicable; and (b) in the case of any other termination of Executive's employment pursuant to this Agreement, the date specified for termination of Executive's employment in the Notice of Termination (as defined below), provided that the date specified shall be no earlier than the time the Notice of Termination is delivered.

4.1.2 "NOTICE OF TERMINATION" means a written document delivered by the party terminating this Agreement to the other party that specifies (i) the section of this Agreement pursuant to which termination is being made and (ii) the effective date of the termination.

4.2 EFFECTIVENESS OF TERMINATION. Any early termination of Executive's employment, for any reason, shall be effective upon the Date of Termination. Upon the Date of Termination, this Agreement shall forever terminate, subject to
SECTION 4.9.2.

4.3 DEATH. Upon Executive's death, this Agreement shall automatically forever terminate.


4.4 DISABILITY. If Executive is unable to perform Executive's duties under this Agreement by reason of Disability, Company may, acting in its sole and absolute discretion, terminate Executive's employment under this Agreement by delivery to Executive of a Notice of Termination. For purposes of this Agreement, "DISABILITY" means Executive's physical or mental incapacity or illness rendering Executive unable to perform Executive's duties under this Agreement on a long-term basis (i) as evidenced by Executive's failure or inability to perform Executive's duties under this Agreement for a total of 120 days in any 360 day period, or (ii) as determined by an independent physician whom Company selects.

4.5 TERMINATION BY COMPANY WITHOUT CAUSE. Company may, acting in its sole and absolute discretion, at any time terminate Executive's employment under this Agreement, with or without prior notice, with or without cause, or for any reason whatsoever or for no reason, by delivering to Executive a Notice of Termination.

4.6 TERMINATION FOR CAUSE. Company may at any time terminate Executive's employment for Cause (as defined below) by delivery to Executive a Notice of Termination. For purposes of this Agreement, "CAUSE" means that the Company, reasonably and in good faith, forms the belief that Executive has (i) committed any act or omission constituting a material breach of this Agreement; (ii) engaged in gross negligence or willful misconduct in connection with the Company's business; (iii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft; (iv) resigned from this employment for any reason other than Company's material breach of this Agreement (v) undertaken any act injurious to the Company's business, including insubordination or failure to follow a directive of any of Executive's superiors.

4.7 VOLUNTARY TERMINATION. Executive may terminate Executive's employment with Company at any time, for any reason whatsoever, by giving Company a Notice of Termination.

4.8 PAYMENT UPON TERMINATION. If Executive's employment under this Agreement is terminated:

4.8.1 by Company pursuant to SECTION 4.5 and not pursuant to any other section of this agreement, Executive shall be entitled to receive (i) all Compensation that has accrued through the Date of Termination, plus (ii) a severance payment equal to one years Compensation, plus an additional one half years Compensation for each year of service beginning in 2003 ; PROVIDED, HOWEVER, that if at any time while Company is required to pay severance to Executive pursuant to clause
(ii) of this paragraph any event occurs that would cause the termination of Executive's employment (for example, Executive dies) or give rise to the right of Company to terminate this Agreement for Cause or due to Executive's Disability were Executive still employed pursuant to this Agreement, then Company's obligation to pay such severance shall thereupon immediately terminate; or

4.8.2 for any other reason, including for Cause, Executive (or in the case of Executive's death, Executive's estate or other legal representative) shall only be entitled to receive the Compensation accrued through the Date of Termination, and no other amount whatsoever.

4.9      EFFECT OF TERMINATION.

4.9.1 FULL DISCHARGE OF OBLIGATIONS.  The amounts paid to Executive  pursuant to
SECTION 4.8 upon a termination of Executive's employment shall constitute full and complete satisfaction of Company's obligations to Executive in connection with this Agreement and Company's employment of Executive. Executive shall have no further rights or remedies with respect to or against Company in connection with this Agreement or Company's employment of Executive.

4.9.2 NO LIMITATION ON EXECUTIVE'S LEGAL OBLIGATIONS. No obligation (if any) of Company under SECTION 4.8 to pay Executive Compensation or severance following a termination of Executive's employment shall in any way limit or modify Executive's obligations under applicable law to mitigate such amounts payable, nor shall such obligations of Company limit its rights under applicable law to offset against, or reduce, such amounts payable by any amounts that Executive may earn after the termination of Executive's employment.

4.9.3 SURVIVAL OF OBLIGATIONS. Notwithstanding anything to the contrary in this Agreement, Executive's representations, warranties, covenants, duties and other obligations set forth under SECTIONS 5, 6, 7 and 11 of this Agreement shall survive and continue after any termination of this Agreement, regardless of the reason for the termination.

4.10 PARACHUTE TAX GROSS-UP. To the extent that the grant, payment or acceleration of payment of any amount under this Agreement (a "BENEFIT") is subject to golden parachute excise tax under Section 4999(a) of the Code (a "PARACHUTE TAX"), Company shall pay Executive an amount of cash (the "GROSS-UP AMOUNT") such that the "net" Benefit received by Executive under this Agreement, after paying all applicable Parachute Taxes (including those on the Gross-Up Amount) and any federal or state taxes on the Gross-Up Amount, shall be equal to the Benefit that Executive would have received if such Parachute Tax had not been applicable.

5. OWNERSHIP AND PROTECTION OF WORK PRODUCT.

5.1 Executive shall promptly and fully inform Company of, and disclose to Company, any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Executive develops, makes, creates, conceives or reduces to practice during the Term, whether alone or in collaboration with others (collectively, "INVENTION IDEAS").


5.2 Each of the items described in the immediately preceding paragraph shall constitute Invention Ideas whether or not they relate to any of the duties Executive performs for Company or Company's Proprietary Information (as defined below), or whether or not they are created while Executive is performing duties for Company or otherwise acting on Company's behalf (whether or not pursuant to this Agreement) or while using Company's equipment, supplies, facilities or Proprietary Information.

5.3 All right, title and interest in and to all Invention Ideas shall be Company's sole and exclusive property, and Executive shall have no interest therein, and to the extent permitted by law, all Invention Ideas shall be produced as works made for hire. Executive shall not assert any right, title or interest in or to any Inventions Ideas, and Executive shall not undertake any other act or omission that would reduce the value to Company of any Invention Ideas.

5.4 Executive shall assist Company, to the extent necessary, in obtaining patent or copyright registration on all Invention Ideas, and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright, and do all things necessary or proper (or otherwise reasonably required by Company), to the extent lawfully permitted, in order to enable Company to obtain and enforce full and exclusive title to all Invention

Ideas and all rights granted or assigned pursuant to this SECTION 5. Executive hereby appoints Company as Executive's irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Executive.

5.5 If any of the Invention Ideas or any part of the duties Executive performs for Company is based on, incorporates or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed or otherwise exploited without using or violating, technology or intellectual property rights owned or licensed by Executive and not assigned under this Agreement, Executive grants to Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sub-licensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company's exercise or exploitation of the Invention Ideas or exploitation of other work performed by Executive for Company or any assigned rights (including any modifications, improvements and derivatives of any of them).

5.6 Because of the difficulty of establishing when Executive first conceives of or develops intellectual property, proprietary rights or work product or whether such intellectual property, proprietary rights or work product results from access to Company's confidential and proprietary information or equipment, facilities or data, Executive agrees that any intellectual property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Executive or with the aid of Executive within one year after the termination of Executive's employment with Company. Executive can rebut that presumption if Executive proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Executive's employment with and by Company; (ii) was conceived or developed entirely on Executive's own time without using Company's equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any work performed by Executive for or on behalf of Company.

5.7 Executive acknowledges that there is no intellectual property, proprietary right or work product that Executive desires not to be deemed Invention Ideas and thus to exclude from the above provisions of this Agreement. To the best of Executive's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Executive and any other person or entity.

5.8 This SECTION 5 shall not operate to require Executive to assign to Company any of Executive's rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870. Executive represents and warrants to Company that this paragraph constitutes Company's written notification to Executive of the provisions of Section 2870 of the California Labor Code, and Executive represents and warrants to Company that Executive has reviewed Section 2870 of the California Labor Code.

6. UNFAIR COMPETITION AND PROTECTION OF PROPRIETARY INFORMATION.

6.1 Executive shall not at any time (including after Executive's employment with Company terminates) divulge, furnish or make accessible to anyone any of Company's Proprietary Information, or use in any way any of Company's Proprietary Information other than as reasonably required to perform Executive's duties under this Agreement. Executive shall not undertake any other acts or omissions that would reduce the value to Company of Company's Proprietary
Information. The restrictions on Executive's use of Company's Proprietary Information shall not apply to knowledge or information that Executive can prove is part of the public domain through no fault of Executive. Executive agrees that such restrictions are fair and reasonable.

6.2 Executive agrees that Company's Proprietary Information constitutes a unique and valuable asset of Company that Company acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Executive in confidence in the course of Executive's provision of services to Company. Executive also agrees that any disclosure or other use of Company's Proprietary Information other than for Company's sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Company and to its subsidiaries, affiliates and divisions. 1.1

6.3 Executive agrees that Company's employees constitute a valuable asset of Company. Executive agrees that Executive shall not, during the Term and for a period of two years thereafter, directly or indirectly, for Executive or on behalf of any other person or entity, solicit any person who was an employee of or consultant to Company (at any time while Executive is performing any services for Company, or at any time within twelve months prior to or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with Company or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with Company's employment or relationships with such persons. Executive agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Company. Further, Executive shall not engage in any other unfair competition with Company. Executive agrees that such restrictions are fair and reasonable.

6.4 Executive recognizes and agrees that Executive has no expectation of privacy with respect to Company's telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Executive's activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

6.5 As used in this Agreement, "COMPANY'S PROPRIETARY INFORMATION" means any knowledge, trade secrets (including "trade secrets" as defined in Section 3426.1 of the California Civil Code), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by Company or any of its subsidiaries, affiliates or divisions, or directly or indirectly useful in any aspect of the business of Company or its subsidiaries, affiliates or divisions, whether or not marked as confidential or proprietary and whether developed by Executive, by Company or its subsidiaries, affiliates or divisions or by others. Without limiting the foregoing, Company's Proprietary Information includes (a) the names, locations, practices and requirements of any of Company's customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Company; (b) confidential or secret development or research work of Company or its subsidiaries, affiliates or divisions, including information concerning any future or proposed services or products; (c) Company's accounting, cost, revenue and other financial records and documents and the contents thereof; (d) Company's documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and
(f) any other confidential or secret aspect of the business of Company or its subsidiaries, affiliates or divisions.

7. RESTRICTION OF EXECUTIVE'S ACTIVITIES. During the Term, including any period during which the Company is making any payments to Executive pursuant to this Agreement, neither Executive nor any person or entity acting with or on Executive's behalf, nor any person or entity under the control of or affiliated with Executive, shall, directly or indirectly, in any way Compete (as defined below), whether for compensation or otherwise, in any capacity (whether individual or representative, including as an advisor, principal, executive, independent contractor, agent, partner, officer, director, stockholder, employer or employee), with Company's business within the counties of San Francisco, Los Angeles, Santa Clara, San Mateo, San Diego, Orange, Ventura or Riverside, California. Executive agrees that, if Executive has any business to transact on Executive's own account that is similar to the business entrusted to Executive by Company, Executive shall always give preference to Company's business. Executive agrees that such restrictions are fair and reasonable. For purposes of this Agreement, "COMPETE" means doing any of the following: (i) selling products or services to any person or entity that was or is (at any time, including during the Term and the period when the provisions of this paragraph are in effect) a client or customer of Company (or its subsidiaries, affiliates or divisions) or on a list of prospective clients or customers of Company, or calling on, soliciting, taking away or accepting any such person or entity as a client or customer, or any attempt or offer to do any of the foregoing; (ii) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Company (or its subsidiaries, affiliates or divisions) conducted at any time during the Term or any time the provisions of this paragraph are in effect, or (iii) directly or indirectly assisting any person or entity to take or attempt or offer to take any of the actions described in the foregoing clauses (i) or (ii).

8. NOTICES. All notices, deliveries, requests, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered personally, when delivered; (ii) if delivered by overnight carrier, on the date of delivery; or
(iii) if delivered by registered or certified mail, return receipt requested, on the third business day after having been mailed in Los Angeles, California. In any case, each such notice, delivery, request, consent or other communication shall be addressed to the address of the party as set forth in the preamble paragraph of this Agreement, or to such other address as either party shall designate by notice in writing to the other in accordance with this SECTION 8.

9. ASSIGNMENT; SUCCESSORS.

9.1 BY COMPANY. This Agreement is fully assignable by Company to any person or entity, including any successor entity; PROVIDED, HOWEVER, that any such person or entity shall be obligated to perform Company's obligations under this Agreement in accordance with its terms.

9.2 BY EXECUTIVE. As to Executive, this is a personal service contract and Executive may not assign this Agreement or any part of this Agreement without Company's prior written consent, which consent may be given or withheld by Company acting in its sole and absolute discretion.

10.      REMEDIES.

10.1 RELIEF. Company agrees that if any sort of injunctive relief if sought against Executive, then Company will first have a requirement to have fully paid to Executive, all Compensation due to Executive, and shall have an obligation to prove irreparable harm and damages would be created if Executive were allowed to continue his actions, and, in the event any such motion is not granted, Company shall pay all legal fees and costs incurred by Executive in his defense of such motions.

10.2 OFFSET. If Executive breaches this Agreement, Company shall have the right, to the greatest extent permissible under the law, to offset any damages it incurs with regard to such breach against any sums that remain thereafter due to Executive under this Agreement; PROVIDED, HOWEVER, that the exercise of such right of offset shall in no way diminish Company's rights to seek any other remedies it may be entitled to under this Agreement at law or in equity. To the extent that the Company alleges offsetting rights and withholds any payments due hereunder, and is unable to substantiate it's claims giving cause to the offset, then Executive shall receive an award of not less than 150% of the amount due, or whatever the Arbitrator shall grant, whichever is greater, plus reimbursement for all costs associated with his legal defense or enforcement of this Agreement.

10.3 UNIFORM TRADE SECRETS ACT. If Executive breaches any provision of SECTION 6 of this Agreement, Company shall have the right to invoke any and all remedies provided under the California Uniform Trade Secrets Act (California Civil Code ss.ss.3426, et seq.) or other statutes or common law remedies of similar effect.

10.4 NON-EXCLUSIVE REMEDIES. The remedies provided to Company in this SECTION 10 are cumulative, and not exclusive, of any other remedies that may be available to Company.

10.5 ARBITRATION. Any controversy, dispute or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement or Executive's employment with Company, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section and the then most applicable rules of the American Arbitration Association, except as modified by this SECTION 11, but only if one (or both) of the parties requests such arbitration. The arbitrator shall be bound by the express provisions of this Agreement and by the laws of the jurisdiction chosen by the parties to be the law governing the interpretation of this Agreement. The arbitrator shall permit such discovery as required by applicable law and as sufficient to adequately arbitrate Executive's statutory claims (if any have been asserted), including access to essential documents and witnesses where required by applicable law. Judgement upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, to the extent permitted by applicable law either party may in an appropriate manner apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary or permanent injunction (such as specified in SECTION 10.1 of this Agreement), on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Nor shall anything in this
SECTION 11 (to the extent  permitted by  applicable  law) prevent any party from
(i) joining any party as a defendant in any action brought by or against a third party; (ii) bringing an action in court to effect any attachment or garnishment; or (iii) bringing an action in court to compel arbitration as required by this
SECTION 11.

     If the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the "Independent" (or "Gold Card") list of retired judges. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

     This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this
SECTION 11 the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or she would be entitled to summary judgment if the matter had been pursued in court litigation.

     To the extent permitted by law, the initial fees and costs of the arbitrator shall be borne by the Company, with Company being responsible for the costs and fees of the arbitration and the prevailing party shall be entitled to reimbursement for legal fees and costs incurred by the other.

     The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.

     Any arbitration shall take place in the county of Orange, California.

THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE IN THE MANNER REQUIRED BY THIS SECTION 11, THEY ARE WAIVING THEIR RIGHTS TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR EXECUTIVE'S EMPLOYMENT BY COMPANY TRIED BEFORE AND ADJUDICATED BY A JURY, INCLUDING DISPUTES RELATING TO ANY CLAIM EXECUTIVE MAY HAVE FOR UNLAWFUL TERMINATION OF HER EMPLOYMENT OR FOR A VIOLATION OF ANY FEDERAL, STATE OR OTHER LAW OR STATUTORILY PROTECTED RIGHTS, (SUCH AS, WITHOUT LIMITATION, AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, 29 U.S.C. SS.SS. 621 - 634; OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED, 29 U.S. SS.SS. 621, 623; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, 42 U.S.C. SS.SS. 2000E - 2000E-17; THE FAIR LABOR STANDARDS ACT OF 1938 AS AMENDED; THE EQUAL PAY ACT OF 1963, AS AMENDED, 29 U.S.C. SS.SS. 206(D); THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, 29 U.S.C. SS.SS. 1001 - 1461; THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, AS AMENDED, 29 U.S.C. SS. 2101 ET SEQ.; THE NATIONAL LABOR RELATIONS ACT, AS AMENDED, 29 U.S.C. SS.SS. 151-169; FAMILY AND MEDICAL LEAVE ACT OF 1993, AS AMENDED, 29 U.S.C. SS. 825 ET SEQ. AMERICANS WITH DISABILITY ACT OF 1990, AS AMENDED, 42 U.S.C. SS.SS. 12101 ET. SEQ.; INFLICTION OF EMOTIONAL DISTRESS, DEFAMATION, PERSONAL INJURY AND BREACH OF CONTRACT, WHICH INCLUDE DISCRIMINATION ON THE BASIS OF AGE, RACE, GENDER, DISABILITY, ETHNIC ORIGIN OR SEXUAL ORIENTATION). NEVERTHELESS, BOTH PARTIES AGREE TO WAIVE ALL SUCH RIGHTS THEY MAY HAVE TO A JURY TRIAL AND TO SUBMIT ALL SUCH DISPUTES TO BINDING ARBITRATION IN ACCORDANCE WITH THE TERMS OF THIS
SECTION 11.


                  COMPANY_______/S/_______  EXECUTIVE_______/S/________
                                    (INITIALS)                 (INITIALS)

11. NO CONFLICT. Executive represents and warrants that neither his execution of this Agreement nor his performance under this Agreement will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, any contract or other obligation to which Executive is a party or by which he is bound; or (ii) violate any judgment or other order applicable to Executive. Executive shall indemnify, defend and hold harmless Company from and against any and all claims, liabilities, lawsuits, judgments, losses, costs, fees and expenses (including reasonable attorneys' fees, costs and expenses) that Company or any of its agents, affiliates, employees, shareholders, officers or directors may suffer or incur as a result of Executive's breach or alleged or threatened breach of any of the representations and warranties set forth in this paragraph.

12.       GENERAL.

12.1 CAPTIONS. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.2 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties with regard to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

12.3 AMENDMENTS; WAIVERS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect such party's right at a later time to enforce such performance. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12.4 NO OTHER REPRESENTATIONS. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

12.5 SEVERABILITY. If any of the provisions of this Agreement (including SECTION
11) are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and, with respect to reformation of any provision of SECTION 11, to ensure that the resolution of all conflicts between the parties (including those arising out of statutory claims) shall be resolved by neutral, binding arbitration. If a court should find that any provision set forth in SECTION 11 is not absolutely binding, the parties intend that any arbitration decision and award with respect to this Agreement be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

12.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, to produce or account for more than one such counterpart.

12.7 WITHHOLDING. Notwithstanding anything in this Agreement to the contrary, all payments that Company is required to make under this Agreement to Executive or Executive's estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

12.8 TAX CONSEQUENCES. Company shall have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including any supplemental agreements, stock option plans or employee benefit plans, or arising from any payments made or to be made under this Agreement or thereunder.

12.9 CONSENT TO JURISDICTION. The parties to this Agreement agree that all actions or proceedings arising directly or indirectly from this Agreement shall be arbitrated or litigated before arbitrators or in courts having a situs within Orange County, California; hereby consent to the jurisdiction of any local, state or federal court in which such an action or proceeding is commenced that is located in Los Angeles County, California; agree not to disturb such choice of forum (including waiving any argument that venue in any such forum is not convenient); agree that any litigation initiated by any party hereto in connection with this Agreement may be venued in either the state or federal courts located in Los Angeles County, California; agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and waive the personal service of any and all process upon them and consent that all such service of process may be made by certified or registered mail, return receipt requested, addressed to the respective parties at the address set forth above.

12.10 GENDER REFERENCES. References in this Agreement to any gender shall include the masculine, feminine and neuter genders.

CONSTRUCTION. In all instances when appearing in this Agreement, the terms "including," "include" and "includes" shall be deemed to be followed by "without limitation."



                            (Remainder of Page Blank)

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    "COMPANY"

                                      NuWay Medical, Inc.

                                               /s/
                                      By:______________________

                                      Dennis Calvert
                                      Board Member- Compensation Committee



                                     "EXECUTIVE"


                                              /s/
                                     --------------------------
                                     Joseph Provenzano